Exhibit 10.3

K-SEA TRANSPORTATION PARTNERS L.P.
LONG-TERM INCENTIVE PLAN

EMPLOYEE PHANTOM UNIT AWARD AGREEMENT

THIS AGREEMENT (“Agreement”), effective as of the [      ] day of [                        ], 2010 (the “Grant Date”), evidences an award by K-Sea General Partner GP LLC, a Delaware limited liability company (the “Company”) and general partner of the general partner of K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Partnership”), to [                               ] (the “Grantee”) pursuant to the Amended and Restated K-Sea Transportation Partners L.P. Long-Term Incentive Plan (the “Plan”).  Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Plan.

1.             Grant of Phantom Units.  Effective as of the Grant Date, pursuant to Section 6(b) of the Plan, the Company has awarded to the Grantee [        ] Phantom Units, subject to the conditions and restrictions set forth below and in the Plan (the “Phantom Units”).

2.             Restrictions; Vesting Schedule; Deferral.  The Phantom Units granted hereunder to the Grantee may not be sold, assigned, transferred, pledged or otherwise encumbered and are subject to forfeiture as described in Section 3.  Subject to the terms of the Plan, the Grantee shall have a vested right: (i) with respect to one-fifth (1/5) of the Phantom Units on October 1, 2011, provided that the Company attains an EBITDA target for its fiscal year 2011 of at least $60 million; (ii) with respect to an additional one-fifth (1/5) of the Phantom Units on October 1, 2012, provided that the Company attains an EBITDA target for its fiscal year 2012 of at least $63 million; (iii) with respect to an additional one- fifth (1/5) of the Phantom Units on October 1, 2013, provided that the Company attains an EBITDA target for its fiscal year 2013 of at least $66 million; (iv) with respect to an additional one-fifth (1/5) on October 1, 2014, provided that the Company attains an EBITDA target for its fiscal year 2014 of at least $69 million; and (v) with respect to the remaining one-fifth (1/5) of the Phantom Units on October 1, 2015, provided that the Company attains an EBITDA target for its fiscal year 2015 of at least $72 million; and provided further in all cases that as of each such date the Grantee has been in continuous service as an Employee since the Grant Date.  All determinations as to whether the Company has attained an applicable EBITDA target for any fiscal year shall be made by the Committee.  The number of Phantom Units that vest as of each date described above will be rounded down to the nearest whole Phantom Unit, with any remaining Phantom Units to vest with the final one-fifth (1/5) installment.  Notwithstanding the foregoing:

(a) Grantee shall have a vested right to all of the Phantom Units that have not previously been forfeited in accordance with Section 3 upon a termination of Grantee’s service as an Employee due to death, Disability or Retirement; and

(b) Grantee shall have a vested right to all of the Phantom Units that have not previously been forfeited in accordance with Section 3 upon a Change in Control.

In the event that any day on which the Grantee would otherwise obtain a vested right to a Phantom Unit is a Saturday, Sunday or holiday, the Grantee shall instead obtain that vested right on the first business day immediately following such date.  The Committee has designated this Award of Phantom Units as an Automatic Deferral Award. With respect to each Phantom Unit that becomes vested pursuant to this Section 2, the Grantee shall be entitled to receive a Unit, and the Company shall deliver to the Grantee a certificate evidencing the Unit, as soon as reasonably practicable (but in all events within 60 days) after the first to occur of (i) the Grantee’s Separation from Service with the Company, (ii) the Grantee’s death, (iii) the occurrence of a Change in Control Distribution Event, or (iv) October 1, 2015. Upon delivery of a Unit in respect of a Phantom Unit, such Phantom Unit shall cease to be outstanding in the Grantee’s notional account described in Section 4.  For purposes of this Agreement:

“Retirement” shall mean Grantee’s termination of services as an Employee on or after age 65.

“Disability” shall mean total and permanent disability of the Grantee as determined by the Committee in its discretion, provided that such total and permanent disability constitutes a Disability within the meaning of Treasury Regulation Section 1.409A-3(i)(4) or any successor regulation.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or the Partnership to any Person and/or its Affiliates, other than to the Company, the Partnership or any of their Affiliates or (ii) any merger, reorganization, consolidation or other transaction pursuant to which more than 50% of the combined voting power of the equity interests in the Company cease to be owned by Persons who own such interests as of the date of the initial public offering of Units. Phantom Units awarded hereunder shall not vest as provided in Section 6(c)(vii) of the Plan, but only upon the occurrence of events which meet the definition of Change in Control as provided in this Agreement.

“Change in Control Distribution Event” shall mean a Change in Control that also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) or any successor regulation.

“Separation from Service” shall mean the Grantee’s “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h).

“EBITDA” for a given fiscal year shall mean consolidated earnings before interest, taxes, depreciation, and amortization of the Company, as reflected on the Company’s audited consolidated financial statements for such fiscal year, and may, but shall not be required to, exclude certain extraordinary and non-recurring items as determined by the Committee in its discretion.

3.             Forfeiture.  If any of the Phantom Units do not vest as a result of the Company’s failure to attain an applicable EBITDA target as specified in Section 2, such Phantom Units shall be automatically forfeited without consideration as of the date the Committee determines that the applicable EBITDA target has not been attained, unless otherwise determined by the Committee.  In addition, if Grantee’s service as an Employee terminates under circumstances other than those provided in Section 2 prior to all or a portion of the Phantom Units having become vested pursuant to the provisions of Section 2, the Grantee shall forfeit all right to any Phantom Units not yet vested as of the date of termination of employment.  Such forfeiture shall apply to Beneficiaries (as defined below) as well as the Grantee.

4.             DER.  The Award of Phantom Units hereunder shall be evidenced by entry in a bookkeeping account and shall include a tandem DER.  Pursuant to the DER, as of each date that a cash distribution is made with respect to Units (i.e., within 45 days following the last day of each calendar quarter if a distribution is made with respect to Units for that calendar quarter), the Grantee shall be entitled to receive a cash payment with respect to each Phantom Unit then outstanding equal to the cash distribution made by the Partnership with respect to each Unit.

5.             Beneficiary Designations.  The Grantee shall file with the Company on such form as may be prescribed by the Company, a designation of one or more beneficiaries and, if desired, one or more contingent beneficiaries (each referred to herein as a “Beneficiary”) to whom Units or cash otherwise due the Grantee under the terms of this Agreement shall be distributed in the event of the death of the Grantee.  The Grantee shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in the Grantee’s handwriting by the Vice President of Administration.  If any designated Beneficiary survives the Grantee but dies after the Grantee’s death, any remaining benefits due such deceased Beneficiary under this Agreement shall be distributed to the personal representative or executor of the deceased Beneficiary’s estate.  If there is no effective Beneficiary designation on file at the time of the Grantee’s death, or if the designated Beneficiary or Beneficiaries have all predeceased such Grantee, the payment of any remaining benefits under this Agreement shall be made to the personal representative or executor of the Grantee’s estate.  If one or more but not all the Beneficiaries have predeceased such Grantee, the benefits under this Agreement shall be paid according to the Grantee’s instructions in his designation of Beneficiaries.  If the Grantee has not given instructions, or if the instructions are not clear, the benefits under this Agreement which would have been paid to the deceased Beneficiary or Beneficiaries will be paid to the personal representative or executor of Grantee’s estate.

6.             Nonalienation of Benefits.  Except as contemplated by Section 5 above, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary or by operation of law, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  If the Grantee or the Grantee’s Beneficiary hereunder shall become bankrupt or attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Section 5 above, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration or any other form of process or involuntary lien or seizure, then such right or benefit shall cease and terminate.

7.             Prerequisites to Benefits.  Neither the Grantee, nor any person claiming through the Grantee, shall have any right or interest in Phantom Units or the associated rights to delivery of Units or cash awarded hereunder, unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Grantee or such other person shall have been complied with as specified herein.

8.             Delivery of Units.  The Company shall not be obligated to deliver any Units if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Partnership or the Company with, any securities exchange or association upon which the Units are listed or quoted. If necessary to comply with any such law, rule, regulation or agreement, neither the Company nor the Partnership shall be obligated to take any affirmative action in order to cause the delivery of Units, provided that no payment shall be delayed under this Section 8 if such delay will result in a violation of Section 409A.

9.             Rights as a Unitholder.  Except for the DER described in Section 4 above, the Grantee (or Beneficiary) shall have no rights as a unitholder with respect to the Units potentially deliverable pursuant to the Phantom Units unless and until such Units have been issued and registered in the Grantee’s name or issued for the benefit of the Grantee hereunder.

10.           Taxes. The Company shall have the right to withhold an appropriate amount of cash or number of Units, or combination thereof, for payment of taxes or other amounts required by law or to take such action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of taxes.  Withholding may be satisfied by the transfer to the Company of Units theretofore owned by the Grantee, subject to such terms and conditions as the Committee shall prescribe.

11.           Adjustments.  Certain adjustments may be made to the Phantom Units upon the occurrence of certain corporate transactions or other events as described in Section 7 of the Plan.  In addition, Phantom Units may be settled in cash as described in Section 4 of the Plan.

12.           Notice.  Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement shall be in writing and shall be delivered personally or sent by first class mail, postage prepaid to the following address:

K-Sea General Partner GP LLC

c/o Vice President of Administration

3245 Richmond Terrace

Staten Island, New York 10303

Any notice or other communication to the Grantee with respect to this Agreement shall be in writing and shall be delivered personally, or shall be sent by first class mail, postage prepaid, to Grantee’s address as listed in the records of the Partnership on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.

13.           Amendment. Without the consent of the Grantee, this Agreement may be amended or supplemented (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of the Company or the Partnership for the benefit of Grantee or to add to the rights of the Grantee or to surrender any right or power reserved to or conferred upon the Company or the Partnership in this Agreement, subject, however, to any required approval of the partners of the Partnership and, provided, in each case, that such changes or corrections shall not adversely affect the rights of Grantee with respect to the Award evidenced hereby without the Grantee’s consent, or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws.

14.           Grantee Employment.  Nothing contained in this Agreement, and no action of the Company, the Partnership or the Committee with respect hereto, shall confer or be construed to confer on the Grantee any right to continue as an Employee.

15.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

16.           Construction.  References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include the Plan.  The headings of the Sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

17.           Relationship to the Plan and the Deferred Compensation Plan.  In addition to the terms and conditions described in this Agreement, grants of Phantom Units are subject to all other applicable provisions of the Plan and the Deferred Compensation Plan.  The decisions of the Committee with respect to questions arising as to the interpretation of the Plan, the Deferred Compensation Plan, or this Agreement and as to findings of fact, shall be final, conclusive and binding.  In the event of any inconsistency between this Agreement and the Plan, the Plan shall control.  In the event of any inconsistency between this Agreement and the Deferred Compensation Plan, this Agreement shall control.

18.           Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  For the avoidance of doubt, any references herein to a Grantee’s termination of employment shall mean the Grantee’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (a “Separation From Service”).  Notwithstanding anything to the contrary in this Agreement, no Phantom Unit shall be distributed or paid to the Grantee during the 6-month period following the Grantee’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the distribution or payment of any of the Grantee’s Phantom Units is delayed as a result of the previous sentence, then the Phantom Units shall be distributed on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death).

K-SEA GENERAL PARTNER GP LLC

By
[Name]
[Title]

GRANTEE

[Name]

Date